Filed Pursuant to Rule 424(b)(3)
Registration No. 333-290082
PROSPECTUS SUPPLEMENT NO. 1
(to Prospectus dated March 31, 2026)
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KYIVSTAR GROUP LTD.
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4,350,266 COMMON SHARES
7,666,629 COMMON SHARES UNDERLYING WARRANTS
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This Prospectus Supplement No. 1 (this “Supplement”) updates, amends and supplements the prospectus dated March 31, 2026 (including any amendments or supplements thereto, the “Prospectus”) which forms a part of our Registration Statement on Form F-1 (File No. 333-290082) (as amended, the “Registration Statement”), related to the offer and resale from time to time by the Selling Securityholders of up to 7,666,629 Common Shares and up to 4,350,266 Common Shares that are issuable upon exercise of our outstanding public warrants to purchase one Common Share at an exercise price of $11.50 per share. Capitalized terms used in this Supplement and not otherwise defined herein have the respective meanings ascribed to them in the Prospectus.

This Supplement is being filed to update, amend and supplement the information previously included in the Prospectus with the information contained in our Report on Form 6-K which was submitted to the U.S. Securities and Exchange Commission (the “SEC”) on May 12, 2026 and is included immediately following the cover page of this Supplement. This Supplement is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto.

This Supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this Supplement, you should rely on the information in this Supplement. We may further amend or supplement the Prospectus and information in this Supplement from time to time by filing amendments to the Registration Statement or other supplements to the Prospectus, as required.

Our Common Shares are listed on the Nasdaq Global Select Market under the symbol “KYIV.” On May 11, 2026, the last reported sale price of our common shares was $13.92 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 11 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Supplement is May 12, 2026.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER
PURSUANT TO RULE 13a-16 OR 15d-16 UNDER
THE SECURITIES EXCHANGE ACT OF 1934

For the Month of May 2026

Commission File Number: 001-42804

Kyivstar Group Ltd.
(Translation of registrant’s name into English)

Unit 517, Level 5
Index Tower
Dubai International Financial Centre (DIFC)
United Arab Emirates
(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.
Form 20-F ☒ Form 40-F ☐

EXPLANATORY NOTE

On May 12, 2026, Kyivstar Group Ltd. (the “Company”) held its 2026 Annual General Meeting of Shareholders (the “AGM”) via teleconference at 12:00 Gulf Standard Time. The record date for the AGM was April 13, 2026 (the “Record Date”). As of the Record Date, there were 230,863,624 common shares outstanding and entitled to vote. A total of 209,896,839 shares (approximately 90.92% of outstanding shares) were represented at the AGM, constituting a quorum.

The following is a summary of the matters voted upon at the AGM and the final voting results for each proposal:

Proposal 1 – Amendment to Bye-law 56.3

Shareholders approved the amendment to Bye-law 56.3 of the Company’s Bye-laws to revise and restate such provision as follows: “The Officers and Senior Executives shall receive such remuneration as the Remuneration Committee of the Board may from time to time determine.” The voting results were as follows:

For	Against	Abstain/Withheld
209,818,788	62,491	15,560

Proposal 2 – Appointment of UHY LLP as Auditor

Shareholders approved the appointment of UHY LLP (“UHY”) as auditor to audit the consolidated financial statements of the Company for the financial year ending December 31, 2026, and authorized the board of directors of the Company (the “Board”) to formalize the engagement and fix the remuneration of UHY as auditor. The voting results were as follows:

For	Against	Abstain/Withheld
209,884,119	8,908	3,812

Proposal 3 – Re-election of Directors

All ten director nominees were re-elected to the Board by cumulative voting. Under cumulative voting, each shareholder multiplied the number of shares held by 10 (the number of directors to be re-elected) and allocated votes among the nominees. The voting results for each nominee were as follows:

Nominee	For	Abstain/Withheld
Serdar Çetin	209,888,115	8,724
Betsy Cohen	209,862,488	34,351
Augie K Fabela II	209,874,092	22,747
Rt Hon Sir Brandon Lewis	209,888,410	8,429
Burak Özer	209,861,743	35,096
Duncan Perry	209,871,948	24,891
Michael Pompeo	209,887,387	9,452
Dmytro Shymkiv	209,875,418	21,421
Michiel Soeting	209,887,683	9,156
Kaan Terzioglu	209,813,857	82,982

A copy of the press release announcing the results of the AGM is furnished hereto as Exhibit 99.1.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Press Release, dated May 12, 2026

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: May 12, 2026	Kyivstar Group Ltd.

	By:	/s/ Kaan Terzioğlu
	Name:	Kaan Terzioğlu
	Title:	Executive Chairman and Director